Exhibit 99.1

F. PATRICK HUGHES

907 ROLANDVUE ROAD

TOWSON, MARYLAND 21204

November 11, 2014

Mr. Milton Cooper, Chairman

Kimco Realty Trust

3333 New Hyde Park Road

New Hyde Park, New York 11042

Dear Milton,

Per my telephonic conversation on November 4, 2014 with Dick Dooley, I understand that it is your desire that I not be nominated for reelection as a director at the May 2015 annual meeting of shareholders.

And as a result, Dick has consulted with the independent directors of Kimco Realty Trust and, apparently, there is consensus.

Under those circumstances, I believe that it is not advisable that I continue as a member of the Board. Accordingly, I hereby resign as a director of Kimco Realty Trust, effective immediately.

Sincerely,

/s/ F. Patrick Hughes

F. Patrick Hughes